SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 21, 2013

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

35 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

Election of Director

On March 21, 2013, Jeffrey B. Kindler, age 57, was elected as a director of SIGA Technologies, Inc. (the “Company”) to fill an existing vacancy on the Company’s Board of Directors.

Mr. Kindler is a Venture Partner at Lux Capital, a leading venture capital firm; a principal and senior advisor to Paragon Pharmaceuticals, a global investment firm that builds and manages innovative pharmaceutical companies; and a director at Starboard Capital Partners, a Connecticut-based private equity firm. He also serves on the boards of Chipotle Mexican Grill; AgaMatrix, a developer and manufacturer of diabetes products; Intrexon, a synthetic biology company; Sheridan Healthcare, a provider of healthcare solutions to physicians, hospitals, and outpatient centers; PPD, a global contract drug discovery and development research organization; Tufts University; the National Center on Addiction and Substance Abuse at Columbia University; and the Manhattan Theatre Club. Mr. Kindler was formerly the Chairman and Chief Executive Officer of Pfizer which he joined in January 2002 and from which he retired in December 2010. He joined Pfizer as Executive Vice President and General Counsel and, prior to his appointment as CEO in July 2006, he served as a Vice Chairman of the Company. In 1996, Mr. Kindler joined McDonald's Corporation as Executive Vice President and General Counsel and in 1990 Mr. Kindler joined the General Electric Company as Vice President of Litigation and Legal Policy.  Mr. Kindler not only has significant experience with public companies, he also has extensive experience in the pharmaceutical industry.

Upon his appointment to the Board of Directors, Mr. Kindler was granted stock options to acquire 25,000 shares of common stock, par value $.0001 per share, of the Company at an exercise price of $3.89, which options vested immediately on the date of the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By: /s/ Daniel J. Luckshire
   Name: Daniel J. Luckshire
   Title: Chief Financial Officer

Date:  March 25, 2013